2001 ROSS AVENUE	AUSTIN
DALLAS, TEXAS	DALLAS
75201-2980	HOUSTON
214.953.6500	LONDON
FAX 214.953.6503	MOSCOW
NEW YORK
RIYADH
WASHINGTON

EXHIBIT 5.1

February 15, 2005

Dawson Geophysical Company
508 West Wall, Suite 800
Midland, Texas 79701

Re:	Registration Statement on Form S-3
File No. 333-121236

Ladies and Gentlemen:

     We have acted as counsel to Dawson Geophysical Company, a Texas corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended, of the offering and sale of up to an aggregate of 1,725,000 shares (the “Shares”) of the Company’s common stock, par value $0.33 1/3 per share (“Common Stock”), (including 225,000 Shares subject to an over-allotment option granted by the Company to the underwriters).

     As the basis for the opinion hereinafter expressed, we have examined the Restated Articles of Incorporation and Bylaws of the Company as amended and the originals, or copies certified or otherwise identified, of corporate records of the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents that we have deemed necessary or advisable for the purposes of this opinion. In such examination, we have assumed, without independent investigation, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies

     On the basis of the foregoing, and subject to the assumptions, limitations and qualifications hereinafter set forth, we are of the opinion that:

     1. The Company is a corporation duly incorporated and validly existing under the laws of the State of Texas.

     2. The Shares, when issued and delivered by the Company against payment therefor as described in the Company’s Registration Statement on Form S-3 (Commission File No. 333-121236) relating to the Shares filed with the Securities and Exchange Commission (the “Registration Statement”), will be duly authorized, validly issued, fully paid and nonassessable.

     This opinion is limited to the laws of the State of Texas and the applicable federal laws of the United States.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.